Exhibit 99.1

ICHOR HOLDINGS, LTD. ANNOUNCES PRELIMINARY UNAUDITED REVENUE AND EARNINGS FOR SECOND QUARTER AND GUIDANCE FOR THIRD QUARTER OF FISCAL YEAR 2017

FREMONT, CA., July 31, 2017— (BUSINESS WIRE)—Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering, and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment, today announced its preliminary sales and earnings results for the second quarter of 2017.

Ichor’s expected second quarter 2017 results are:

•	Revenue of approximately $159.7 million

•	U.S. GAAP net income from continuing operations of approximately $10.5 million and diluted earnings per share (“diluted EPS”) from continuing operations of approximately $0.40

•	Non-GAAP adjusted net income from continuing operations of approximately $15.5 million and non-GAAP adjusted diluted EPS of approximately $0.60

Additionally, Ichor expects revenue and non-GAAP adjusted diluted EPS to be in the range of $160-$170 million and $0.59 to $0.65, respectively, for the third quarter of 2017, which is inclusive of its previously announced acquisition of Cal-Weld, Inc. We expect third quarter revenue and non-GAAP adjusted diluted EPS related to the Cal-Weld, Inc. acquisition to be $15-$20 million and $0.07-$0.10, respectively, in the last two months of the quarter, during which Ichor will own Cal-Weld, Inc.

The following table presents our expected non-GAAP adjusted net income from continuing operations and a reconciliation from net income from continuing operations, the most comparable GAAP measure, for the second quarter of 2017:

Three Months Ended
June 30, 2017
(in thousands, except share and per share amounts)
Reconciliation of U.S. GAAP to Non-GAAP Data (unaudited):
Net income from continuing operations	$10,470
Non-GAAP adjustments:
Amortization of intangible assets	1,803
Share-based compensation	569
Other non-recurring (income) expenses	952
Tax adjustments related to non-GAAP adjustments	(18)
Tax benefit related to Ajax acquisition	—
Adjustments to cost of goods sold (1)	1,752

Non-GAAP adjusted net income from continuing operations	$15,528

Non-GAAP adjusted diluted EPS (2)	$0.60
Shares used to compute diluted EPS	26,063,527

(1)	Represents an accumulated overstatement of inventory as of March 31, 2017 of approximately $1.75 million due to incorrect currency rates at which our manual financial reporting process translated inventory balances of our Malaysia and Singapore subsidiaries. We have since implemented our Oracle system, and accurately reconciled the final Malaysia and Singapore inventory sub-ledger balances to the final balances recorded in consolidation. The overstatement was identified and corrected in the second quarter of 2017 and is not expected to recur in future quarters.
(2)	Calculated by dividing non-GAAP adjusted net income from continuing operations by diluted shares outstanding.

Fiscal 2017 Second Quarter Earnings Conference Call

Ichor will conduct a conference call to discuss its fiscal 2017 second quarter results and business outlook on August 10th, 2017 at 1:30 p.m. Pacific time. After the close of the market on August 10th, Ichor will issue an earnings press release. The press release will be available on Ichor’s website at www.ichorsystems.com.

To listen to the conference call via the Internet, please visit the investor relations section of Ichor’s Web site at ir.ichorsystems.com. To listen to the conference call via telephone, please call 844-395-9251 (domestic) or 478-219-0504 (international), conference ID: 58939218.

A taped replay of the webcast will be available shortly after the call on Ichor’s website or by calling 855-859-2056 (domestic) or 404-537-3406 (international), conference ID: 58939218.

About Ichor

Ichor is a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment. Our primary offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as electroplating and cleaning. We also manufacture certain components for internal use in fluid delivery systems and for direct sales to our customers. This vertically integrated portion of our business is primarily focused on metal and plastic parts that are used in gas and chemical systems, respectively. For more information, please visit Ichor’s website at: www.ichorsystems.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected sales, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements, including: (1) dependence on expenditures by manufacturers and cyclical downturns in the semiconductor capital equipment industry, (2) reliance on a very small number of original equipment manufacturers for a significant portion of sales, (3) negotiating leverage held by our customers, (4) competitiveness and rapid evolution of the industries in which we participate, (5) risks associated with weakness in the global economy and geopolitical instability, (6) keeping pace with developments in the industries we serve and with technological innovation generally, (7) designing, developing and introducing new products that are accepted by original equipment manufacturers in order to retain our existing customers and obtain new customers, (8) managing our manufacturing and procurement process effectively, (9) defects in our products that could damage our reputation, decrease market acceptance and result in potentially costly litigation, and (10) dependence on a limited number of suppliers. Additional information concerning these and other factors can be found in Ichor’s filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of Ichor’s Annual Report on Form 10-K. We undertake no obligation to update publicly or revise any forward-looking statements contained herein to reflect future events or developments, except as required by law.

Contact:

Maurice Carson, 510-897-5200

IR@ichorsystems.com

Source: Ichor Holdings, Ltd.